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Exhibit 3.6

AGREEMENT OF LIMITED PARTNERSHIP

        This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 1st day of August, 2001, by and between NORAMPAC TEXAS GP INC., a Texas corporation, as the General Partner, and the Persons whose names are set forth on Exhibit A attached hereto and incorporated by reference herein, as the Limited Partners, pursuant to the provisions of the Texas Revised Limited Partnership Act (the "Act"), on the following terms and conditions:

Section 1
THE PARTNERSHIP

        1.1    Partnership Name.    The name of the Partnership shall be NORAMPAC DALLAS-FORT WORTH LP, and all business of the Partnership shall be conducted in that name.

        1.2    Purpose.    The purpose of the Partnership is to acquire, own, lease, hold and operate corrugated cardboard sheet and box manufacturing facilities and to engage in any and all activities related or incidental thereto. The Partnership shall engage in no other business.

        1.3    Principal Place of Business.    The principal place of business of the Partnership shall be at 5300-100 Alliance Gateway Freeway, Ft. Worth, Texas. The General Partner may change the principal place of business of the Partnership to any other place within or without the State of Texas upon ten days' notice to the Limited Partners.

        1.4    Term.    The term of the Partnership shall commence on the date the certificate of limited partnership described in Section 2.01 of the Act (the "Certificate") is filed in the office of the Secretary of State of Texas in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in this Agreement.

        1.5    Filings; Agent for Service of Process.

          (a)   The General Partner shall cause the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Texas.

          (b)   The registered agent for service of process on the Partnership shall be Frank B. Mapel III, and the registered office of the Partnership in the State of Texas will be located at 5847 San Felipe, Suite 2200, Houston, Texas 77057.

        1.6    Title to Property.    All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner's Interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

        1.7    Payments of Individual Obligations.    The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

        1.8    Independent Activities.

          (a)   The General Partner shall be required to devote only such time to the affairs of the Partnership as such General Partner determines in its sole discretion may be necessary to manage and operate the Partnership.

          (b)   The General Partner and each Limited Partner may engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner.

          (c)   The General Partner, when acting on behalf of the Partnership, is authorized to purchase property from, sell property to, or otherwise deal with any Partner, provided that any such transaction shall be made on terms and conditions which are no less favorable to the Partnership than if the transaction had been entered into with an independent third party.

Section 2
PARTNERS' CAPITAL CONTRIBUTIONS

        2.1    General Partner.    The name, address, Capital Contribution and Interest of the General Partner is as follows:

Name and Address	Capital Contribution	Interest
NORAMPAC TEXAS GP INC.	$1,000.00	1.0%
752, Sherbrooke Street West Montréal, Québec, H3A, 1G1

        2.2    Limited Partners.    The names, addresses, Capital Contributions, and Interests of the Limited Partners are set forth on Exhibit A attached hereto.

        2.3    Other Matters.

          (a)   Except as otherwise provided in this Agreement, no General Partner or Limited Partner shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no General Partner or Limited Partner shall have the right to receive property other than cash except as may be specifically provided herein.

          (b)   No General Partner or Limited Partner shall receive any interest, salary or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as a General Partner or Limited Partner, except as otherwise provided in this Agreement.

          (c)   Provided that the Limited Partners act in accordance with this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall be liable only to make his Capital Contributions and shall not be required to lend any funds to the Partnership or, after his Capital Contributions have been made, to make any additional Capital Contributions to the Partnership.

          (d)   No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

Section 3
ALLOCATIONS

        3.1    Profits.    Profits for any Fiscal Year shall be allocated ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner.

        3.2    Losses.    Losses for any Fiscal Year shall be allocated ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner.

        3.3    Special Allocations.    The following special allocations shall be made in the following order:

          (a)   Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b)   Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c)   Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

          (d)   Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) hereof and this Section 3.3(d) were not in the Agreement.

          (e)   Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partners.

          (f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (g)   Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his Interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their Interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

          (h)   Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

        3.4    Curative Allocations.    The foregoing special allocations (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4. The General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1 and 3.2.

        3.5    Other Allocation Rules.

          (a)   For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (b)   All allocations to the Partners pursuant to this Section 3 shall, except as otherwise provided, be divided among them in proportion to the Interests held by each.

          (c)   The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

          (d)   To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions of Net Cash From Operations or Net Cash From Sales or

  Refinancings as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

        3.6    Tax Allocations.    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4
DISTRIBUTIONS

        4.1    Net Cash From Operations.    Net Cash From Operations, if any, shall be distributed not later than the thirtieth day after the end of each fiscal quarter.

        4.2    Net Cash From Sales or Refinancings.    Net Cash From Sales or Refinancings shall be distributed, at such times as the General Partner may determine.

        4.3    Division Among Partners.    All distributions to the Partners pursuant to this Section 4 shall be divided among them in proportion to the Interests held by each.

Section 5
MANAGEMENT

        5.1    Authority of the General Partner.    Subject to the limitations and restrictions set forth in this Agreement, the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act.

        5.2    Right to Rely on General Partner.

          (a)   Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

            (i)    The identity of any General Partner or any Limited Partner;

            (ii)   The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

            (iii)  The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

            (iv)  Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

          (b)   The signature of any General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2(b).

        5.3    Restrictions on Authority of General Partner.    The General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of a majority of the Partners:

            (i)    Sell or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of Property in connection with the dissolution of the Partnership;

            (ii)   Cause the Partnership to incur any Debt in any single transaction in excess of $100,000; or

            (iii)  Cause the Partnership to make any capital expenditure in any single transaction in excess of $100,000.

        5.4    Duties and Obligations of General Partner.    The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Texas and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

        5.5    Indemnification of General Partner.

          (a)   The Partnership shall indemnify, save harmless, and pay all judgments and claims against the General Partner or any officers or directors of such General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the General Partner, officer or director in connection with the business of the Partnership, including attorneys' fees incurred by such General Partner, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, as permitted by law.

          (b)   The Partnership shall indemnify and hold harmless, to the maximum extent permitted by law, each Partner from and against any and all liabilities, costs and expenses imposed upon or incurred by any Partner (whether or not indemnified against by any other party) arising from and after the date of this Agreement directly or indirectly out of the violation or alleged violation by the Partnership or any third party of any environmental laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of the Partnership.

          (c)   In the event of any action by any Partner against a General Partner, the Partnership shall indemnify, save harmless, and pay all expenses of such General Partner, including attorneys' fees, incurred in the defense of such action, if such General Partner is successful in such action.

          (d)   Notwithstanding the foregoing provisions, no Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

        5.6    Additional General Partners.    No Person shall be admitted to the Partnership as a General Partner without the unanimous consent of the Partners.

Section 6
ROLE OF LIMITED PARTNERS

        6.1    Rights or Powers.    The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

        6.2    Voting Rights.    The Limited Partners shall have the right to vote in proportion to their Interests, on the matters specifically reserved for their approval or consent which are set forth in this Agreement.

Section 7
TRANSFERS OF INTERESTS

        7.1    Restriction on Transfers.    Except as otherwise permitted by this Agreement, no Partner may Transfer all or any portion of his Interests without the consent of all General Partners and 70% or more of the Limited Partners.

        7.2    Permitted Transfers.    A Partner may at any time Transfer all or any portion of his Partnership Interest to such Partner's spouse, natural or adoptive lineal ancestors or descendants, and trusts for his or their exclusive benefit.

Section 8
POWER OF ATTORNEY

        8.1    General Partner as Attorney-In-Fact.    Each Limited Partner hereby makes, constitutes, and appoints the General Partner as his true and lawful attorney-in-fact to sign, execute, certify, acknowledge, swear to, file, and record:

          (a)   all certificates of cancellation and other instruments which the General Partner may deem necessary or appropriate to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and

          (b)   any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary or appropriate by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

        8.2    Nature as Special Power.    The power of attorney granted pursuant to this Section:

          (a)   Is a special power of attorney coupled with an interest and is irrevocable;

          (b)   May be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting for such Limited Partners; and

          (c)   Shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner.

Section 9
DISSOLUTION AND WINDING UP

        9.1    Liquidating Events.    The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

          (a)   The sale of all or substantially all of the Property;

          (b)   The vote by all Partners holding 70% or more of the Interests to dissolve, wind up, and liquidate the Partnership;

          (c)   The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

          (d)   The withdrawal or removal of a General Partner, the assignment by a General Partner of its entire Interest or any other event that causes a General Partner to cease to be a general partner under the Act, provided that the Partnership shall not dissolve if:

            (i)    there is either at least one remaining General Partner and that General Partner carries on the business of the Partnership; or

            (ii)   within 90 days after such event all remaining Partners agree in writing to continue the business of the Partnership and agree to the appointment, effective as of the date of such event, of one or more additional General Partners.

        9.2    Winding Up.    Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with the winding up of the Partnership's business and affairs. All covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership Property has been distributed pursuant to this Section and the Certificate has been cancelled in accordance with the Act. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a majority of the Limited Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Partnership Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

          (a)   First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than General Partners;

          (b)   Second, to the payment and discharge of all of the Partnership's debts and liabilities to General Partners; and

          (c)   Third, to the Partners in proportion to their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

        9.3    Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.    In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section may be:

          (a)   distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partner pursuant to Section 9.2 hereof; or

          (b)   withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

        9.4    Deemed Distribution and Recontribution.    Notwithstanding any other provision of this Section 9, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken the Property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts, and if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken the Property subject to all such liabilities.

        9.5    Rights of Partners.    Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership; and no Partner shall have priority over any other Partner as to the return of his Capital Contributions, distributions, or allocations.

Section 10
MISCELLANEOUS

        10.1    Notices.    Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, first class mail, or fax to the Partner's address as shown in this Agreement, or to such other address as such Person may from time to time specify by notice to the General Partner. Notices sent by first class mail shall be deemed to be received three days after deposit in the U.S. mail.

        10.2    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

        10.3    Construction.    Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

        10.4    Further Action.    Each Partner, upon the request of any General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

        10.5    Governing Law.    The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

        10.6    Counterpart Execution.    This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

        10.7    Discretion of General Partner.    Except as otherwise provided in this Agreement, all determinations which any General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

        10.8    Amendment.    This Agreement may be amended by a written instrument signed by all General Partners and a majority of the Limited Partners.

Section 11
DEFINITIONS

        Capitalized words and phrases used in this Agreement have the following meanings:

        11.1     "Act" means the Texas Revised Limited Partnership Act, as set forth in Article 6132a-1, Revised Civil Statute, as amended from time to time (or any corresponding provisions of succeeding law).

        11.2     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a)   Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the Regulations; and

          (b)   Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

        11.3     "Adjusted Capital Contributions" means, as of any day, a Partner's Capital Contributions adjusted as follows:

          (a)   Increased by the amount of any Partnership liabilities which, in connection with distributions pursuant to this Agreement, are expressly assumed by such Partner or are secured by any Partnership Property distributed to such Partner;

          (b)   Increased by any amounts actually paid by such Partner to any Partnership lender pursuant to the terms of any Assumption Agreement; and

          (c)   Reduced by the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to Sections 4.2 and 9.2 hereof and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

In the event any Partner transfers all or any portion of his Interest in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

        11.4     "Agreement" or "Partnership Agreement" means this Agreement of Limited Partnership, as amended from time to time.

        11.5     "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (a)   To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to this Agreement, and the amount of any Partnership liabilities expressly assumed by such Partner or which are secured by any Property distributed to such Person.

          (b)   To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          (c)   In the event all or a portion of an Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

        The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner upon the dissolution of the Partnership. The General Partner shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

        11.6    "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest in the Partnership held by such Partner.    The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

        11.7    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        11.8     "Fiscal Year" means (a) the period commencing on the effective date of this Agreement and ending on the following December 31 and (b) any subsequent 12- month period commencing on January 1 and ending on December 31.

        11.9     "General Partner" means any Person who is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement and has not ceased to be a General Partner pursuant to the terms of this Agreement.

        11.10     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a)   The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner, provided that if the contributing Partner is a General Partner the determination of the fair market value of a contributed asset shall require the consent of a majority of the Limited Partners;

          (b)   The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (c)   The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; provided that if the distributee is a General Partner the determination of the fair market value of the distributed asset shall require the consent of a majority of the Limited Partners; and

          (d)   The Gross Asset Values of Partnership assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and the provisions of this Agreement.

        11.11     "Interest" means an ownership interest in the Partnership expressed as a percentage, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

        11.12     "Limited Partner" means any Partner other than a General Partner.    All references in this Agreement to a majority or a specified percentage of the Limited Partners shall mean Limited Partners whose combined Interests represent more than fifty percent (50%) or such specified percentage, respectively, of the Interests then held by all Limited Partners.

        11.13    "Net Cash From Operations" means the gross cash proceeds from Partnership operations (including sales and dispositions of Property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner.

        11.14     "Net Cash From Sales or Refinancings" means the net cash proceeds, including all principal and interest payments with respect to any note or other obligation received by the Partnership, from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by the General Partner.

        11.15     "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

        11.16     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

        11.17     "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

        11.18     "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

        11.19     "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

        11.20     "Partners" means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.

        11.21     "Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

        11.22     "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

        11.23     "Person" means any individual, partnership, corporation, trust, or other entity.

        11.24     "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a), with the following adjustments:

          (a)   Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

          (b)   Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Agreement shall be subtracted from such taxable income or loss;

          (c)   In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d)   Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e)   In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year;

          (f)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g)   Any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

        11.25     "Property" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

        11.26     "Regulations" means the U.S. Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time.

        IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first set forth above.

GENERAL PARTNER:

NORAMPAC TEXAS GP INC.

By: /s/ BRIGITTE DUFOUR Name: Brigitte Dufour Title: Secretary

LIMITED PARTNER:

NORAMPAC HOLDING US INC.

By: /s/ BRIGITTE DUFOUR Name: Brigitte Dufour Title: Secretary

EXHIBIT A

AGREEMENT OF LIMITED PARTNERSHIP

OF

NORAMPAC DALLAS-FORT WORTH LP

Limited Partners

Name and Address	Capital Contribution	Interest
NORAMPAC HOLDING US INC. 752, Sherbrooke Street West Montréal, Québec, H3A, 1G1	$1,500,000	99.0%

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  Exhibit 3.6
AGREEMENT OF LIMITED PARTNERSHIP
Section 1 THE PARTNERSHIP
Section 2 PARTNERS' CAPITAL CONTRIBUTIONS
Section 3 ALLOCATIONS
Section 4 DISTRIBUTIONS
Section 5 MANAGEMENT
Section 6 ROLE OF LIMITED PARTNERS
Section 7 TRANSFERS OF INTERESTS
Section 8 POWER OF ATTORNEY
Section 9 DISSOLUTION AND WINDING UP
Section 10 MISCELLANEOUS
Section 11 DEFINITIONS
EXHIBIT A AGREEMENT OF LIMITED PARTNERSHIP OF NORAMPAC DALLAS-FORT WORTH LP Limited Partners